Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Reports Second Quarter 2009 Financial Results

SUNNYVALE, Calif., July 28, 2009 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced results for the second quarter, ended June 30, 2009.

Net revenues for the second quarter were $58.1 million compared with $50.1 million in the first quarter of 2009 and with $83.7 million in the second quarter of 2008. Product revenues for the second quarter of 2009 were $51.8 million, compared with $38.8 million in the first quarter of 2009 and with $71.1 million in the second quarter of 2008. Revenues from technology licensing for the second quarter were $6.3 million, compared with $11.3 million in the first quarter of 2009 and with $12.6 million in the second quarter of 2008.

Loss from operations for the second quarter was $7.5 million compared with a loss from operations of $6.3 million in the first quarter of 2009 and with a loss from operations of $5.9 million in the second quarter of 2008.

SST is in the process of completing an evaluation of a potential impairment charge during the second quarter related to its investment in Grace Semiconductor Manufacturing Corporation, (“GSMC”). SST’s preliminary net loss for the second quarter of 2009, before any such potential impairment charge, if any, was $8.2 million, or $0.09 per share, based on approximately 95.8 million diluted shares. If SST is required to further impair its investment in GSMC, its net loss will increase; however, SST cannot at this time estimate the potential range of any such impairment charge, if any. In the first quarter of 2009, the company recorded a net loss of $9.2 million, or $0.10 per share, based on approximately 95.7 million diluted shares. For the second quarter of 2008, SST reported net loss of $9.6 million, or $0.09 per share based on approximately 101.8 million diluted shares.

SST Reports Second Quarter 2009 Financial Results

July 28, 2009

SST finished the second quarter of 2009 with $131.3 million in cash, cash equivalents, short-term investments, and long-term marketable debt securities, up approximately $5.6 million from $125.7 million at March 31, 2009.

Management Qualitative Comments

“After hitting bottom during the month of January, our product shipments rebounded and the momentum continued into the second quarter,” said Bing Yeh, chief executive officer. “The inventory replenishment by our customers, coupled with modest improvement in demand, accounted for our better-than-expected product revenues in the second quarter. Licensing revenue in the second quarter reflected the declines in our licensees’ business and is expected to rebound somewhat in the third quarter. Market conditions remain challenging in the memory space as there continues to be uncertainty over the macro-economic environment resulting in poor visibility and continued pricing pressure. We continue to experience ASP declines, particularly in commodity memory, causing pressure on our gross margins. Modest growth in revenues is expected with ASP erosion significantly offsetting unit volume increases. Given these difficult conditions, SST continues to place emphasis on cost-control as well as inventory and cash management. Further, we are focusing our resources on areas of our business that will yield the most impact over time, creating additional opportunity without additional R&D expense. We are taking a fresh look at every aspect of our business and are working hard on our goal of returning our company to profitability.”

Third Quarter 2009 Outlook

SST expects its third quarter revenues to be between $61 million and $68 million. Gross margin is expected to be between 25 and 29 percent, subject to the risk of changing market conditions. Total operating expenses are expected to be between $22 million and $24 million. Net loss per share is expected to be between $0.07 and $0.03.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PT. Those wishing to participate in the conference call should dial (800) 230-1092, international participants please dial (612) 332-0228, using the password “SST” at approximately 1:20 p.m. PT. A replay of the call will be

SST Reports Second Quarter 2009 Financial Results

July 28, 2009

available for one week by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 107119. A webcast replay of the conference call will be available until the company’s conference call for its third quarter financial results on the company’s Web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products. The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH. SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules. Further information on SST can be found on the company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, including a potential impairment charge related to SST’s investment in GSMC, the ability to control expenses, manage inventory and generate cash, the launch, design cycle and performance of new products, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, and SST’s ability to bring new products to market, all of which involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the company’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

SST Reports Second Quarter 2009 Financial Results

July 28, 2009

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com. SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.

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— FINANCIAL TABLES TO FOLLOW —

SST Reports Second Quarter 2009 Financial Results

July 28, 2009

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Net revenues:
Product revenues	$71,073	$51,766	$140,771	$90,553
Technology licensing	12,627	6,317	24,014	17,659

Total net revenues	83,700	58,083	164,785	108,212
Cost of revenues	59,751	44,574	115,127	79,109

Gross profit	23,949	13,509	49,658	29,103

Operating expenses:
Research and development	15,223	11,250	30,835	22,664
Sales and marketing	6,918	5,166	14,401	10,126
General and administrative	7,721	4,636	14,904	9,796
Other	—	—	—	329

Total operating expenses	29,862	21,052	60,140	42,915

Loss from operations	(5,913)	(7,543)	(10,482)	(13,812)
Other income, net	976	688	1,850	1,185

Loss before provision for (benefit from) income taxes and pro rata share of loss from equity investments	(4,937)	(6,855)	(8,632)	(12,627)
Provision for (benefit from) income taxes	2,390	1,048	(4,660)	3,922

Loss before pro rata share of loss from equity investments	(7,327)	(7,903)	(3,972)	(16,549)
Pro rata share of loss from equity investments	2,241	254	4,137	849

Net loss	$(9,568)	$(8,157)	$(8,109)	$(17,398)

Net loss per share - basic and diluted	$(0.09)	$(0.09)	$(0.08)	$(0.18)

Shares used in per share calculation - basic and diluted	101,793	95,747	102,698	95,726

SST is in the process of completing an evaluation of a potential impairment of its investment in GSMC. SST is unable to estimate the potential range of any such charge, if any, at this time. If SST is required to incur such a charge, SST will reflect the charge in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 to be filed with the Securities and Exchange Commission. Any such charge will increase SST’s net loss and net loss per share.

SST Reports Second Quarter 2009 Financial Results

July 28, 2009

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2008	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$50,880	$51,206
Short-term investments	48,997	49,664
Trade accounts receivable, net	20,117	31,421
Inventories	54,159	33,323
Other current assets	4,153	3,972

Total current assets	178,306	169,586

Property and equipment, net	18,913	15,243
Long-term marketable equity investments	18,196	26,846
Long-term marketable debt securities	31,848	30,467
Goodwill and intangible assets, net	14,794	13,407
Other assets	26,426	26,037

Total assets	$288,483	$281,586

LIABILITIES
Current liabilities:
Trade accounts payable	$19,146	$21,660
Accrued expenses and other liabilities	14,200	11,493
Deferred revenue	3,841	2,304

Total current liabilities	37,187	35,457

Other liabilities	8,082	10,052

Total liabilities	45,269	45,509

SHAREHOLDERS’ EQUITY
Common stock	412,312	414,256
Accumulated other comprehensive income	14,308	22,625
Accumulated deficit	(183,406)	(200,804)

Total shareholders’ equity	243,214	236,077

Total liabilities and shareholders’ equity	$288,483	$281,586

SST is in the process of completing an evaluation of a potential impairment of its investment in GSMC. SST is unable to estimate the potential range of any such charge, if any, at this time. If SST is required to incur such a charge, SST will reflect the charge in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 to be filed with the Securities and Exchange Commission. Any such charge will decrease the carrying value of SST’s investment in GSMC and will be reflected in other assets.

SST Reports Second Quarter 2009 Financial Results

July 28, 2009

Silicon Storage Technology, Inc. and Subsidiaries

Supplemental Data

	Percentage of Gross Product Revenue			Change in Revenue
	2Q08	1Q09	2Q09	2Q08 to 2Q09	1Q09 to 2Q09
Product Revenue By Ship-To Location
North America	5%	6%	4%	(48)%	(14)%
Total International	95%	94%	96%	(27)%	38%
Europe	7%	7%	4%	(64)%	(29)%
Japan	9%	7%	11%	0%	109%
Korea	4%	3%	7%	23%	214%
China and Taiwan	70%	68%	66%	(30)%	3%
Other Far East	5%	9%	8%	6%	19%

Product Revenue by Application
Digital Consumer	32%	29%	23%	(50)%	11%
Internet Computing	21%	22%	21%	(29)%	27%
Networking	12%	17%	15%	(12)%	12%
Wireless Communications	35%	32%	41%	(16)%	85%
Total	100%	100%	100%	(28)%	35%

Licensing Revenue as a % of Total Revenue	15%	23%	11%	(50)%	(44)%